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                                                                    Exhibit 21.0

                         SUBSIDIARIES OF THE REGISTRANT

Los Padres Bank, FSB

Subsidiaries of Los Padres Bank, FSB consist of:

    Harrington Wealth Management Company, an Indiana corporation

    Los Padres Mortgage Company, LLC, a California LLC

    Valley Oaks Financial Corporation, a California corporation